UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 31, 2017 (May 31, 2017)

KAR Auction Services, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-34568	20-8744739
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
Of Incorporation)	File Number)	Identification No.)

13085 Hamilton Crossing Boulevard

Carmel, Indiana 46032

(Address of principal executive offices)

Registrant’s telephone number, including area code: (800) 923-3725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act        ☐

Item 1.01	Entry into a Material Definitive Agreement.

Indenture

On May 31, 2017 (the “Closing Date”), KAR Auction Services, Inc. (the “Company”) issued $950 million aggregate principal amount of 5.125% Senior Notes due 2025 (the “Notes”). The Notes were issued pursuant to an indenture, dated as of the Closing Date (the “Indenture”), among the Company, the guarantors from time to time party thereto (the “Guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”).

The Company will pay interest on the Notes in cash on June 1 and December 1 of each year at a rate of 5.125% per annum. Interest on the Notes will accrue from and including the Closing Date and the first interest payment date will be December 1, 2017. The Notes will mature on June 1, 2025.

A portion of the proceeds from the issuance of the Notes was used by the Company to repay a portion of the existing Tranche B-2 Term Loans and Tranche B-3 Term Loans (each as defined below) and all of the existing revolving loans, in each case outstanding under the Credit Agreement (as defined below) immediately prior to the effectiveness of the Second Amendment (as defined below) (the “Repayment”), and the remainder of such proceeds will be used for general corporate purposes.

The Notes are fully and unconditionally guaranteed by each of the Company’s existing and future wholly-owned domestic restricted subsidiaries that also guarantee the indebtedness of the Company under the Credit Agreement. Under certain circumstances, the Indenture permits the Company to designate certain of its subsidiaries as unrestricted subsidiaries, which subsidiaries will not be subject to the covenants in the Indenture and will not guarantee the Notes.

The Notes are the general unsecured senior obligations of the Company and each guarantee is the general unsecured senior obligation of each Guarantor. The Notes and the related guarantees rank equal in right of payment with all of the Company’s and the Guarantors’ existing and future senior indebtedness, including borrowings under the Credit Agreement, and senior in right of payment to all of the Company’s and the Guarantors’ future subordinated indebtedness. The Notes are structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of the Company’s subsidiaries that are not Guarantors and effectively junior in right of payment to all of the Company’s and the Guarantors’ existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness, including indebtedness under the Credit Agreement.

At any time and from time to time prior to June 1, 2020, the Company may, at its option, redeem the Notes in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus a “make-whole” premium and accrued and unpaid interest to, but excluding, the date of redemption. Thereafter, the Company may, at its option, redeem the Notes in whole or in part at the prices set forth in the Indenture. In addition, at any time and from time to time prior to June 1, 2020, the Company may, at its option, redeem up to 40% of the original aggregate principal amount of the Notes issued under the Indenture with the proceeds of certain equity offerings.

In the event of a Change of Control Repurchase Event (as defined in the Indenture), each holder of the Notes will have the right to require the Company to repurchase all or any part of that holder’s Notes at 101% of their principal amount, plus accrued and unpaid interest to, but excluding, the repurchase date. If the Company sells assets outside the ordinary course of business and does not use the net proceeds for specified purposes, it may be required to use such net proceeds to make an offer to repurchase the Notes at 100% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of repurchase.

The Indenture contains covenants that, among other things, restrict the Company’s and its restricted subsidiaries’ ability to pay dividends on or make other distributions in respect of equity interests or make other restricted payments, make certain investments, incur or guarantee additional indebtedness, create liens on certain assets to secure debt, sell certain assets, consummate certain mergers or consolidations or sell all or substantially all assets, or designate subsidiaries as unrestricted.

The Indenture also provides for customary events of default, including non-payment of principal, interest or premium, failure to comply with covenants, and certain bankruptcy or insolvency events.

Second Amendment to the Credit Agreement

On the Closing Date, the Company also entered into an Incremental Commitment Agreement and Second Amendment (the “Second Amendment”) to the Amended and Restated Credit Agreement, dated as of March 11, 2014 (as amended by that certain Incremental Commitment Agreement and First Amendment, dated March 9, 2016 and as further amended by the Second Amendment, the “Credit Agreement”), with JPMorgan Chase Bank, N.A., as administrative agent, the Guarantors and the several lenders party thereto.

The Second Amendment provides for, among other things, (i) the refinancing and repricing of the existing tranche B-2 term loans (the “Tranche B-2 Term Loans”) remaining after the Repayment with new tranche B-4 term loans in an aggregate principal amount of $717 million (the “Tranche B-4 Term Loans”), (ii) the refinancing and repricing of the existing tranche B-3 term loans (the “Tranche B-3 Term Loans”) remaining after the Repayment with new tranche B-5 term loans in an aggregate principal amount of $1.05 billion (the “Tranche B-5 Term Loans”) and (iii) $350 million of available revolving commitments, which replaces the previously existing revolving commitments under the Credit Agreement.  The Tranche B-4 Term Loans have the same maturity as the Tranche B-2 Term Loans, and the Tranche B-5 Term Loans have the same maturity as the Tranche B-3 Term Loans.

As set forth in the Credit Agreement, the Tranche B-4 Term Loans and the Tranche B-5 Term Loans will bear an interest at an amount equal to a rate calculated based on the type of borrowing and, for any Revolving Loans (as defined in the Credit Agreement), in addition to the type of borrowing, the interest will also be computed based on the Company’s Consolidated Senior Secured Leverage Ratio (as defined in the Credit Agreement). For example, with respect to the Tranche B-4 Term Loans the Company may elect to pay interest based on either an adjusted LIBOR rate plus 2.25% or Base Rate (as defined in the Credit Agreement) plus 1.25%.  With respect to the Tranche B-5 Term Loans, the Company may elect to pay interest based on either an adjusted LIBOR rate plus 2.50% or Base Rate plus 1.50%. For any Revolving Loans, if the Company’s Consolidated Senior Secured Leverage Ratio is greater than or equal to 2.75:1.00, then the Company may elect to pay interest based on either an adjusted LIBOR rate plus 2.25% or Base Rate plus 1.25%; if the Company’s Consolidated Senior Secured Leverage Ratio is less than 2.75:1.00, then the Company may elect to pay interest based on either an adjusted LIBOR rate plus 2.00% or Base Rate plus 1.00%.  The Company will also pay a commitment fee of between 30 to 35 basis points, payable quarterly, on the average daily unused amount of the Revolving Facility (as defined in the Credit Agreement) based on the Company’s Consolidated Senior Secured Leverage Ratio, from time to time.

The descriptions set forth above are intended to be summaries only, are not complete and are qualified in their entirety by reference to the full and complete terms contained in the Indenture (including the form of the Notes attached thereto) and the Second Amendment, copies of which are filed with this Current Report on Form 8-K as Exhibits 4.1 and 10.1, respectively, and are incorporated herein by reference.

Affiliates of the initial purchasers of the Notes may be agents and/or lenders under the Credit Agreement and therefore may receive proceeds from the offering of the Notes used to repay a portion of the outstanding borrowings under the Credit Agreement. In addition, certain of the Initial Purchasers and their respective affiliates (including affiliates that are agents and/or lenders under the Credit Agreement) have, from time to time, performed, and may in the future perform, various financial advisory, investment banking or other services for us, for which they received or will receive customary fees and expenses.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03, as appropriate.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

4.1	Indenture, dated as of May 31, 2017, among KAR Auction Services, Inc., the guarantors party thereto and U.S. Bank National Association, as trustee

4.2	Form of 5.125% Note due 2025 (included in Exhibit 4.1)

10.1

Incremental Commitment Agreement and Second Amendment, dated as of May 31, 2017 among KAR Auction Services, Inc., JPMorgan Chase Bank, N.A., as administrative agent, the guarantors party thereto and the several lenders party thereto

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KAR Auction Services, Inc.

By:	/s/ Eric M. Loughmiller
Name:	Eric M. Loughmiller
Title:	Executive Vice President and Chief Financial Officer

Dated: May 31, 2017

Exhibit Index

Exhibit Number	Description

4.1	Indenture, dated as of May 31, 2017, among KAR Auction Services, Inc., the guarantors party thereto and U.S. Bank National Association, as trustee, including the form of the Notes

4.2	Form of 5.125% Note due 2025 (included in Exhibit 4.1)

10.1

Incremental Commitment Agreement and Second Amendment, dated as of May 31, 2017 among KAR Auction Services, Inc., JPMorgan Chase Bank, N.A., as administrative agent, the guarantors party thereto and the several lenders party thereto